UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2015

PolyOne Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Term Loan Agreement

On November 12, 2015, PolyOne Corporation, an Ohio corporation (the “Company”), entered into a $550 million seven-year senior secured Credit Agreement with Citibank, N.A., as administrative agent, each of Citigroup Global Markets Inc., Wells Fargo Securities LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc. and Morgan Stanley & Co. LLC, as joint-lead arrangers and joint-book managers, Jefferies Finance LLC, KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc., as co-managers, and several other commercial lending institutions that are parties thereto (the “Term Loan Agreement”).

Proceeds from the Term Loan Agreement will be used to, among other things, finance an offer to purchase for cash any and all of the Company’s 7.375% Senior Notes due 2020 (the “2020 Notes”) and the redemption of any remaining 2020 Notes, to satisfy and discharge the Company’s 7.5% debentures due 2015 (the “2015 Debentures”), to repay all amounts outstanding under the Company’s revolving credit facility provided by the Credit Agreement (as defined below) and to pay related fees and expenses incurred in connection with the foregoing. Loans under the Term Loan Agreement will mature seven years from the funding date and may be prepaid at any time without premium or penalty. The Company has agreed to pay certain customary fees under the Term Loan Agreement, including an annual administrative fee to the administrative agent.

Borrowings under the Term Loan Agreement will bear interest, at the Company’s election, at either of the following rates (a) the sum of the Eurodollar Rate (as defined in the Term Loan Agreement) plus 300 basis points, or (b) the sum of the Base Rate (as defined in the Term Loan Agreement) plus 200 basis points, the Eurodollar Rate being subject to a floor of 75 basis points and the Base Rate being subject to a floor of 175 basis points.

The Term Loan Agreement contains representations and warranties, affirmative covenants and events of default that are substantially similar to those contained in the Credit Agreement, which we believe to be usual and customary for an agreement of this type, and negative covenants that are substantially similar to those contained in the Company’s 5.25% Senior Notes due 2023. Other covenants contained in the Term Loan Agreement restrict the Company’s ability to incur debt, create liens on the Company’s assets, make restricted payments or investments or enter into transactions with affiliates, among other things.

Amendment to Credit Agreement

On November 12, 2015, the Company entered into the Fourth Amendment to Amended and Restated Credit Agreement and Release (the “Amendment Agreement”) with Wells Fargo Capital Finance, LLC, as agent, and the other institutions named on the signature pages thereto, to amend the Credit Agreement, dated as of March 1, 2013 (the “Credit Agreement”), by and among the Company and certain subsidiaries of the Company, as borrowers, certain subsidiaries of the Company, as guarantors, Wells Fargo Capital Finance, LLC, as administrative agent, and the other lenders and issuing banks that are parties thereto. The Amendment Agreement amended the Credit Agreement to, among other things, permit the Term Loan Agreement, the purchase of the 2020 Notes and the satisfaction and discharge of the 2015 Debentures.

Second Supplemental Indenture

In connection with its offer to purchase for cash any and all of the 2020 Notes, the Company also solicited consents from the holders of the 2020 Notes to certain amendments to the Indenture, dated as of September 24, 2010 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 24, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee. In connection with the receipt of consents from holders representing at least a majority of the aggregate principal amount of the 2020 Notes, on November 12, 2015, the Company entered into the Second Supplemental Indenture (the “Second Supplemental Indenture”) to the Indenture with the Trustee. Among other things, the Second Supplemental Indenture eliminated substantially all of the restrictive covenants and certain events of default provided by the First Supplemental Indenture. The Supplemental Indenture also shortened the minimum notice periods provided by the First Supplemental Indenture for optional redemption of the 2020 Notes by the Company to three business days.

Certain lenders and agents that are parties to the Term Loan Agreement and the Amendment Agreement, as well as the Trustee, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries and affiliates, either directly or through affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The above descriptions of the material terms and conditions of the Term Loan Agreement, the Amendment Agreement and the Second Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the Term Loan Agreement, the Amendment Agreement and the Second Supplemental Indenture.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PolyOne Corporation

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Senior Vice President, General Counsel and Secretary

Date: November 13, 2015